ARTICLES OF INCORPORATION
OF
VG LIFE SCIENCES, INC.

January 26, 2023

Paul Strickland, being the Secretary and sole Officer and Director of VG LIFE SCIENCES, INC., a corporation (the "**Corporation**") duly organized under the Florida Corporation Business Act (the "**Act**"), does hereby certify as follows:

1. The name of the Corporation is VG LIFE SCIENCES, INC.

2. The terms and provisions of these Articles of Incorporation ("**Articles**") were affirmatively approved by the holders of a majority of the issued and outstanding shares of all capital stock of the Corporation as of **January 26, 2023**. The number of votes cast pursuant to such consent was sufficient for approval of the Articles. The Articles shall be effective upon filing with the Department of State of the State of Florida (the "**Effective Date**").

3. Pursuant to Sections 607.1003 and 607.1007 of the Act, the text of the Articles of Incorporation of the Corporation are hereby adopted in their entirety as follows:

ARTICLE I – NAME

The name of the Corporation shall be: VG LIFE SCIENCES, INC.

ARTICLE II – PRINCIPAL OFFICE

The principal place of business/mailing address of the Corporation is 447 Broadway 2nd Floor, Unit 103 New York, NY 10013.

ARTICLE III – PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the Act.

ARTICLE IV – SHARES

Section IV.1 **Authorized Shares.** The total number of shares of capital stock which the Corporation shall have authority to issue at any one time is Forty Billion One Hundred Million shares (40,100,000,000) shares, consisting of 40,000,000,000 shares of common stock, $.0001 par value per share (the "**Common Stock**"); and One Hundred Million (100,000,000) shares of preferred stock, $.0001 par value per share (the "**Preferred Stock**").

Section IV.2 **Common Stock.** Each holder of record of Common Stock shall have the

right to one vote for each share of Common Stock registered in their name on the books of the Corporation on all matters submitted to a vote of shareholder except as the right to exercise such vote may be limited by the provisions of these Restated Articles or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.

Section IV.3 **Preferred Stock.** The Preferred Stock may be created and issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of the Corporation may determine, from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series.

Section IV.4 **Series A Preferred Stock.** A series of authorized Preferred Stock is hereby created having the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof are hereby fixed, as follows:

(a) Designation, Par Value and Number. The designation of the series of Preferred Stock created hereby shall be "Series A Preferred Stock" (the "**Series A Preferred Stock**") and the number of shares constituting the Series A Preferred Stock shall be One Hundred Million (1000,000,000) shares, par value $.0001 per share. In accordance with the terms hereof, each share of Series A Preferred Stock shall have the same relative rights as, and be identical in all respects with each other share of Series A Preferred Stock.

(b) Voting. In addition to the rights provided by law, Each share of Series A Preferred shall have Super Voting rights of 10,000 votes at any meeting for each 1 share of Series A Preferred held as of the record date for a vote or, if no record date is specified, as of the date of a vote and shall be entitled to vote on all matters submitted to the shareholders for a vote, voting together as a single class with the Common Stock and other securities that vote together with the Common Stock. The holders of the Series A Preferred Stock shall be entitled to notice of all meetings of shareholders and the rights related to voting in accordance with the Act and the Bylaws of the Corporation.

(c) Conversion. Each share of Series A Preferred may be converted into 900 shares of common stock (1:900) conversion rate

(i) The right to convert rests solely upon the holder.

FILED
2023 JAN 27 PM 4:1
SECRETARY OF STATE
TALLAHASSEE, FL

(d) Dividends. Each holder of Series A Preferred shall be paid twice the amount of dividends issued by the Company to common stockholders on a pro rata basis with the number of Series A Preferred shares held.

(e) Liquidation Preference.

(i) General. In the event of any sale of all or substantially all of the assets of the Corporation, a sale of the Corporation, a dissolution, liquidation, bankruptcy, reorganization or other wind-down of the Corporation, whether voluntary or otherwise (a "**Liquidation Event**"), after payment or provision for payment of the Corporation's debts and other liabilities, the holders of the Series A Preferred Stock, on a pro rata basis, shall be entitled to receive, prior and in preference to any distribution or payment made to the holders of any of the issued and outstanding shares of Common Stock, out of the Corporation's remaining net assets, an aggregate amount equal to $4,000,000.

(ii) Insufficient Funds. If, upon the occurrence of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of the Series A Preferred Stock, the remaining net assets and funds of the Corporation legally available for distribution to shareholders by reason of their ownership of stock of the Corporation shall be insufficient to pay the liquidation preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation and the entire assets and funds of the Corporation legally available for distribution to shareholders by reason of their ownership of stock of the Corporation shall be distributed pro rata among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(f) Registration. The holders of the Series A Preferred Stock shall have a right of first refusal to participate in or purchase stock in any registration statement filed by the Corporation.

(g) Transfer. Subject to compliance with federal, state or jurisdictional securities laws, the Series A Preferred Stock are freely assignable and transferable by the holder.

ARTICLE V – OFFICERS AND DIRECTORS

The number of directors that shall constitute the Board of Directors of the Corporation shall be fixed in the manner prescribed in the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

ARTICLE VI – AMENDMENTS TO BYLAWS

The Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal the Bylaws of this Corporation, or any provision thereof.

ARTICLE VII - REGISTERED AGENT

The registered office in the State of Florida is 1200 South Pine Island Rd, Plantation, Florida 33324, Broward County. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE VIII – INDEMNIFICATION

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by the Act and other applicable law as it presently exists or may hereafter be amended, any person (a "**Covered Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (a "**Proceeding**"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability, damages, and loss suffered and expenses (including attorneys' fees) actually and reasonably incurred by such Covered Person. Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX – **AFFILIATED TRANSACTIONS**

This Corporation expressly elects not to be governed by Section 607.0901 of the Act, as amended from time to time, relating to affiliated transactions.

ARTICLE X – **CONTROL SHARE ACQUISITIONS**

This Corporation expressly elects not to be governed by Section 607.0902 of the Act, as amended from time to time, relating to control share acquisitions.

[*Signature Page Follows*]

FILED
2023 JAN 27 PM 4:10
SECRETARY OF STATE
TALLAHASSEE, FL

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be signed by Paul Strickland, its Secretary, as of the date first above written.

VG LIFE SCIENCES, INC.

By: ______________________
Name: Paul Strickland
Title: Secretary

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

Registered Agent Acceptance:

DocuSigned by:
Corinne Games
Corinne Games- Asst Sec
National Registered Agents, Inc.